Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2016 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for pension and other postretirement benefit plans discussed in Note 1.B., the change in the method of classifying deferred income taxes discussed in Note 1.K., and the change in the composition of reportable segments discussed in Note 23, as to which the date is May 16, 2016 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Caterpillar Inc.’s Current Report on Form 8-K dated May 16, 2016.

/s/PricewaterhouseCoopersLLP
PricewaterhouseCoopers LLP
Peoria, Illinois
November 2, 2016